                                  SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

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Check the appropriate box:
/ /   Preliminary Proxy Statement
/ /   Confidential, For Use of the Commission Only (as permitted by
      Rule 14a-6(e)(2))
/ /   Definitive Proxy Statement
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/ /   Soliciting Material Under Rule 14a-12

                          DEL GLOBAL TECHNOLOGIES CORP.
                          -----------------------------
                (Name of Registrant as Specified in Its Charter)

                             STEEL PARTNERS II, L.P.
                             WARREN G. LICHTENSTEIN
                            WEBFINANCIAL CORPORATION
                              HENRY PARTNERS, L.P.
                             MATTHEW PARTNERS, L.P.
                          HENRY INVESTMENT TRUST, L.P.
                             CANINE PARTNERS, L.L.C.
                                 DAVID W. WRIGHT
                               GERALD M. CZARNECKI
                               SUZANNE M. HOPGOOD
                                 WALLACE BARNES
                               ------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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            Steel Partners II, L.P.  ("Steel") is filing materials  contained in this Schedule 14A with the Securities and Exchange Commission in connection with the  solicitation of proxies in support of the election of the nominees of Steel to the Board of Directors of Del Global  Technologies  Corp.  (the "Company") at
the 2003 annual meeting of the stockholders of the Company  scheduled to be held on May 29, 2003, or any other meeting of stockholders held in lieu thereof,  and any  adjournments,  postponements,  reschedulings or continuations  thereof (the
"Annual Meeting").

            Item 1: Steel delivered the following  letter to the stockholders of the Company.

                             AN IMPORTANT MESSAGE TO
                   DEL GLOBAL TECHNOLOGIES CORP. STOCKHOLDERS
                          FROM STEEL PARTNERS II, L.P.

May 2, 2003

Dear Fellow Stockholder:

Steel  Partners  II,  L.P.  is the  largest  single  stockholder  of Del  Global
Technologies  Corp.  and a member of a stockholder  group owning an aggregate of
1,942,460  shares,  or  approximately  18.7%  of the  stock of Del  Global.  Our significant investment in Del Global should not be interpreted as an endorsement of its performance or its incumbent Board and  management.  On the contrary,  we
are   disappointed   by  Del  Global's  poor  financial   performance  and  slow
implementation  of fundamental  corporate  governance  practices.  OUR OWNERSHIP
POSITION (IN SHARP  CONTRAST TO THE TOTAL LACK OF SHARES OWNED BY THE  INCUMBENT
BOARD AND CURRENT  MANAGEMENT) IS YOUR ASSURANCE THAT WE REPRESENT THE INTERESTS
OF ALL STOCKHOLDERS - AND SHARE WITH YOU THE GOAL OF ACHIEVING THE MAXIMUM VALUE
FOR OUR MUTUAL INVESTMENT.

Like you, we are disappointed with Del Global's  financial results over the last three years. We believe that the complete lack of stockholder  representation at
Del Global has  resulted in a series of Board and  management  actions that have been disastrous for Del Global and its stockholders.  WE URGE YOU TO SUPPORT OUR
EFFORTS TO  ESTABLISH AN  INDEPENDENT  VOICE FOR  STOCKHOLDERS  AT DEL GLOBAL BY
ELECTING OUR NOMINEES--PLEASE SIGN, DATE AND RETURN THE ENCLOSED GOLD PROXY CARD
TODAY. Consider the following:

o   NO STOCKHOLDER MEETING FOR OVER THREE YEARS
We believe Del Global's  failure to hold an annual  meeting since  February 2000 demonstrates  its  utter  indifference  to the right of  stockholders--the  true owners of the company--to elect  representatives  to the Board and to have a say in how their investment dollars are spent.

o  NOT A SINGLE ELECTED DIRECTOR ON THE ENTIRE BOARD
The Board,  under the  leadership  of Mr.  Samuel  Park,  Del Global's CEO and a director,  has regularly  appointed  directors  rather than have them elected by stockholder  vote. Del Global is likely one of the only public  companies in the
United  States  where  not a  single  incumbent  director  has been  elected  by stockholders. We believe that this fundamental lack of accountability has led to many of Del Global's current problems.

o  BOARD ACTIONS CONTRARY TO STOCKHOLDERS' BEST INTERESTS
The Board, acting without the checks and balances of stockholder accountability, has  taken  actions  that  we  believe  are  contrary  to your  best  interests, including,  in September  2001,  amending the Bylaws to deprive  stockholders of rights they had  previously  enjoyed.  Stockholders  no longer have the right to call a  special  meeting,  and  are  effectively  silenced  in  considering  any acquisition proposal, by Del Global's adoption of a poison pill. If elected, our nominees will seek to eliminate  devices that serve to entrench  management  and reestablish governance structures that support the rights of stockholders.

PROTECT YOUR INVESTMENT--ELECT AN INDEPENDENT, QUALIFIED BOARD
--------------------------------------------------------------

We believe that it is time to hold Del Global's Board and management accountable to all  stockholders.  Our nominees  represent your opportunity to elect a truly independent Board composed of highly  qualified,  seasoned  professionals,  with established records in corporate  governance,  private and public investment and business  management.  Remember - three of our four nominees were recommended to us by the respected National  Association of Corporate Directors - while four of the five incumbents were selected by former Del Global  directors and/or current management. That difference is what this contest is about.

                         BAD GOVERNANCE IS BAD BUSINESS
                         ------------------------------

We believe that only a strong and independent Board can effectively  oversee the management of your company,  and that the significant  losses sustained over the last three years are directly  attributable  to the absence of such  leadership.
For  example,  for the  fiscal  year  ended in August  2002,  Del  Global had an operating loss of over $14,000,000 and a net loss of over $12,000,000,  or $1.38 per  share.  Despite  the  hit to  your  pocketbook,  Del  Global  rewarded  its management and related parties handsomely:

o     For that same year,  Mr.  Park's  services  cost Del  Global  stockholders
      $353,901  in salary,  a  $220,500  bonus,  $64,425  in other  compensation including  amounts paid related to his use of a corporate  apartment,  and options on 50,000 shares of stock exercisable at $1.80 per share.

o     Mr.  Park is not the only Park family  member well  rewarded by Del Global and its  stockholders.  During fiscal 2002, Del Global paid  approximately
      $319,000 to a consulting firm for work performed  primarily by Damien Park
      (Mr. Park's son), and Edward Ferris.  Mr. Ferris was subsequently hired by
      Del Global at a cost to you of $200,000 per year plus options and bonuses, and the younger  Mr.  Park,  after  being  retained as a $16,800 per month consultant  for the first  seven  months  of this  fiscal  year,  was also appointed to a full-time, $125,000 per year position with your company.

o     During  fiscal  2002,  Del Global also paid  approximately  $279,000 to an executive recruiting firm whose CEO is the spouse of Del Global's Chairman at the time,  Roger  Winston.  Similarly,  Del Global  paid  approximately
      $22,000 in accounting  fees to an accounting  firm partially  owned by the then-Chairman of your company's Audit Committee, recently retired director
      David Michael.

We believe  Del Global  stockholders  should not be  supporting  the friends and family of  company  executives;  furthermore,  senior  management  should not be receiving substantial bonuses and stock options for dismal results.

                      A CLEAN BREAK...OR A COSMETIC CHANGE?
                      -------------------------------------

While  Del  Global  recently  announced  that  it  had  changed  certain  of its governance  provisions  and appointed  directors  who, they claim,  represent "a clean break from Del Global's  past," we think you should question just how deep these  changes run. We believe  these  actions are mere "window  dressing" and a response  to our  initiatives,  coming  as  they  do in the  face  of our  proxy challenge and less than eight weeks before the Annual Meeting. We can't help but wonder where this newfound concern for "good governance" has been hiding for the
166 weeks that have elapsed since the last stockholder  meeting.  We urge you to elect  independent  nominees  untainted by any prior  connection to Del Global's past history, and committed to real change.

                        OUR NOMINEES--A REAL ALTERNATIVE
                        --------------------------------

As detailed in our Proxy  Statement,  our nominees have the  management  skills, relevant  experience and sincere  dedication Del Global  requires in order to be properly governed for the benefit of all of its stockholders:

WALLACE BARNES formerly served as Chief Executive Officer, Chairman of the Board and  Non-Executive  Chairman of Barnes Group Inc., a  diversified  international
manufacturer   of  precision   components  and  assemblies  and  distributor  of
industrial supplies listed on the NYSE. Mr. Barnes has also served as a director of Aetna Life &  Casualty  Company,  a predecessor of Aetna Inc.  (NYSE),  a leading health care  provider;  as Chairman of the Board and a director of Rohr,
Inc.  (NYSE),  an  aerospace  supplier  prior to its merger with B. F.  Goodrich
Company;  and as a  director  of Rogers  Corporation  (NYSE),  a  developer  and
manufacturer   of   high-performance   specialty   materials  for  the  wireless
communications,  computers and networking,  imaging, transportation and consumer industries.

GERALD M. CZARNECKI is a venture capitalist and broadly  experienced  executive.
He has served as Executive  Vice  President  and CFO of NYSE listed  Republic of
Texas, Inc.; President,  CEO and a Director of NASD-listed Altus Bank; Chairman,
CEO and a Director of Honfed Bank, Inc.; and President,  Chief Operating Officer
and a Director of NYSE listed UNC,  Inc. He currently  serves as a member of the
Board of Directors and Chairman of the Audit  Committee of State Farm  Insurance
Companies, the largest insurance company in the world. He is a respected expert, frequent  speaker and seminar  leader on a broad range of  corporate  governance issues,  serving  as  a  director  of  the  National  Association  of  Corporate
Directors, National Capital Area Chapter and as a consultant to Board Governance
Services,  Inc.,  a third  party  provider  of  advisory  services  to boards of directors.

SUZANNE M. HOPGOOD,  founder of The Hopgood Group,  LLC, is a seasoned  hands-on business  manager,  consultant  and  recognized  expert on corporate  governance issues. The Hopgood Group, LLC is a workout and interim management company.  She has served as President,  CEO and a director of Houlihan's Restaurant Group, and as CEO, Chairman of the Board and director of Furr's Restaurant Group, Inc. as a result of a TIAA-CREF led stockholder proxy initiative. Furr's was traded on the
NYSE at the time. Ms. Hopgood also served as a member of the audit,  nominating, compensation and strategic planning  committees of Houlihan's and Furr's. She is
President  of the  National  Association  of  Corporate  Directors,  Connecticut
Chapter.

DAVID W. WRIGHT is an experienced value investor and corporate director. Through entities he controls,  Mr.  Wright  currently  holds over 350,000  shares of Del
Global.  Mr.  Wright  served on the Board of Directors  of TAB  Products  Co., a document  management  company  formerly  listed on the AMEX, from September 2001 until the sale of the  company in October  2002.  Mr.  Wright  also  served as a member of TAB Products' Audit  Committee,  Employee  Benefits  Committee and its
Special  Committee,  which was formed to oversee the company's sale process.  An investor in Del Global since  December  2001,  he has carefully  researched  Del
Global and is familiar  with its  history,  its  management  and its  operations through both his analysis of Del Global's  filings and his  communications  with management.

IT IS IMPORTANT TO NOTE THAT, IN SHARP CONTRAST TO THE CURRENT DEL GLOBAL BOARD,
EACH AND EVERY ONE OF OUR NOMINEES HAS SOLID PUBLIC  COMPANY  BOARD  EXPERIENCE.
PROTECT YOUR INTERESTS BY ELECTING A STRONG AND  INDEPENDENT  BOARD OF DIRECTORS
COMMITTED TO THE CREATION OF VALUE FOR ALL DEL GLOBAL  STOCKHOLDERS.  IT IS TIME
FOR DEL GLOBAL  STOCKHOLDERS TO DEMAND A BOARD OF DIRECTORS FULLY ACCOUNTABLE TO
STOCKHOLDERS.  WE URGE YOU TO SIGN, DATE AND RETURN THE GOLD PROXY CARD TODAY IN
THE ENVELOPE PROVIDED.

Thank you for your support.

/s/ Warren Lichtenstein
-----------------------
Warren G. Lichtenstein
Steel Partners II, L.P.

                                    IMPORTANT
                                    ---------

         PLEASE SIGN, DATE AND RETURN THE ENCLOSED GOLD PROXY CARD TODAY
                     IN THE POSTAGE-PAID ENVELOPE PROVIDED.

     DO NOT SIGN ANY WHITE PROXY CARD THAT YOU MAY RECEIVE FROM THE COMPANY.

If your shares are held on your behalf by a broker or bank,  please  sign,  date and  return the GOLD  proxy in the  envelope  provided  and  contact  the person responsible  for your  account and ask them to ensure that your shares are voted on the GOLD card.

      IF YOU HAVE ANY QUESTIONS, OR NEED ASSISTANCE IN VOTING YOUR SHARES,
      PLEASE CONTACT THE FIRM ASSISTING US IN THE SOLICITATION OF PROXIES:

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